EX. 99.28(h)(13)(xii)

Amendment to

Management Fee Waiver Agreement

Between JNL Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Series Trust (the “Trust”) on behalf of the funds listed on Schedule A (each a “Fund,” and collectively, the “Funds”) and Jackson National Asset Management, LLC (the “Adviser”).

Whereas, the Trust and the Adviser (the “Parties”) entered into a Management Fee Waiver Agreement dated April 30, 2012 (the “Agreement”), whereby the Adviser agreed to waive, for each Fund listed on Schedule A, a portion of its advisory fee, in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees of the Trust (the “Board’) from time to time.

Whereas, the Board has approved and the Parties agreed to amend Schedule A of the Agreement for the following fund name changes:

1)	JNL/Vanguard Growth Allocation Fund change to JNL/Vanguard Growth ETF Allocation Fund;

2)	JNL/Vanguard Moderate Allocation Fund change to JNL/Vanguard Moderate ETF Allocation Fund; and

3)	JNL/Vanguard Moderate Growth Allocation Fund change to JNL/Vanguard Moderate Growth ETF Allocation Fund.

Whereas, the Board has approved and the Parties agreed to amend Schedule A of the Agreement to amend the fee waiver for the JNL S&P 500 Index Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated August 13, 2018, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of August 13, 2018.

JNL Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A
Dated August 13, 2018

Fund	Fee Waiver [1]
JNL S&P 500 Index Fund	0.17% on all assets
JNL/DFA Growth Allocation Fund	0.05% on all assets
JNL/DFA Moderate Growth Allocation Fund	0.05% on all assets
JNL/Vanguard Global Bond Market Index Fund	0.10% on all assets
JNL/Vanguard Growth ETF Allocation Fund	0.04% on all assets
JNL/Vanguard International Stock Market Index Fund	0.07% on all assets
JNL/Vanguard Moderate ETF Allocation Fund	0.05% on all assets
JNL/Vanguard Moderate Growth ETF Allocation Fund	0.05% on all assets
JNL/Vanguard U.S. Stock Market Index Fund	0.06% on all assets

[1]
These waivers shall have an initial term expiring one year from the date of this Agreement for each Fund (the “Initial Term”).  The Adviser may extend this Agreement for each Fund before the expiration of the Initial Term, which extension shall automatically be effective for a term ending April 30th of the following year, and thereafter this Agreement shall automatically renew upon the end of the then current term for a new one-year term with respect to each Fund unless the Adviser provides written notice of the termination of this Agreement to the Board of Trustees within 30 days prior to the end of the then current term for that Fund.

A-1